                                                                EXHIBIT 11(B)(3)

April 8, 1999

RSA Acquisition Corp.
c/o J.W. Childs Equity Partners II, L.P.
One Federal Street
21st Floor
Boston, MA 02110
Attention: Mr. Adam Suttin

                         AMERICAN SAFETY RAZOR COMPANY

Ladies and Gentlemen:

     Reference is made to the Commitment Letter dated February 12, 1999 (together with the Summary of Terms and Conditions attached thereto, the "Commitment Letter") from NationsBank, N.A. ("NationsBank"), NationsBanc Montgomery Securities LLC ("NMS") and DLJ Capital Funding, Inc. ("DLJ") to RSA Acquisition Corp. (the "Purchaser"). Terms defined in the Commitment Letter and not otherwise defined herein shall have the meanings set forth therein.

     The Commitment Letter provides that the commitments and undertakings of NationsBank, DLJ and NMS hereunder will expire on the earliest of (a) April 16, 1999 (unless the Closing Date occurs on or prior thereto), (b) the closing of the Stock Tender Offer without the use of the Senior Credit Facilities and (c) the acceptance by Holdings or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of Holdings and its subsidiaries other than as part of the Transaction. Each of NationsBank, DLJ and NMS are willing to extend the date referred to in clause (a) above to April 30, 1999 subject to the following conditions:

        (a) NationsBank, NMS and DLJ will have, on or prior to April 8, 1999, all information from Childs and the Company that NationsBank, NMS and DLJ determine, in their reasonable judgment, to be necessary to be included in the information memorandum to be distributed to the potential Lenders, provided that any such information which relates to the Cotton Liability (as defined below) must be received by NationsBank, NMS and DLJ on April 8, 1999.

        (b) The initial bank meeting of the potential Lenders shall be held on or prior to April 14, 1999.

        (c) On April 8, 1999, JWC or the Company will enter a binding commitment for incremental insurance coverage relating to the Cotton Liability; provided that the amount of such insurance shall be equal to $50,000,000.

        (d) On April 8, 1999, the Company will agree to make the representation and warranty set forth on Annex I hereto in the definitive loan documentation for the Senior Credit Facilities.

        (e) The Closing Date shall not occur prior to April 22, 1999.

     Each of the undersigned confirms that the condition precedent described in the Term Sheet in clause (i) under the caption "Conditions Precedent to Closing" has been satisfied.

     For purposes of this letter, "Cotton Liability" means the potential liability arising from the higher residual levels of hydrogen peroxide in the cotton that the Company's pharmaceutical coil business received from its supplier during the period from March through November of 1998, and "Subject Cotton Coil" means the cotton coil produced by the Company and its subsidiaries from the cotton received by its supplier during the period from March through November of 1998.

     The Purchaser hereby agrees that the Arrangement Fee referred to in the Fee Letter shall be an amount equal to 2.50% of the aggregate principal amount of the commitments of NationsBank and DLJ under the Commitment Letter, provided that the Prefunding Fee shall be eliminated.

     The Purchaser hereby also agrees that if the syndication of the Senior Credit Facilities has not been successfully completed on or prior to the initial funding under the Senior Credit Facilities, the Purchaser and the Company shall agree to such amendments and modifications of the definitive loan documentation as may be reasonably requested by potential members of the syndicate for the Senior Credit Facilities. The Purchaser hereby further agrees that the definitive loan documentation will prohibit the sale of the Holdings Debt by JWC to third parties unless,at the time of any such sale, the remaining unused portion of the commitments under the Tranche B Term Facility shall be terminated.

                                          Very truly yours,

                                          NATIONSBANK, N.A.

                                          By:
                                          --------------------------------------
                                            Title:

                                          NATIONSBANC MONTGOMERY
                                               SECURITIES LLC

                                          By:
                                          --------------------------------------
                                            Title:

                                          DLJ CAPITAL FUNDING, INC.

                                          By:
                                          --------------------------------------
                                            Title:

ACCEPTED AND AGREED TO
  AS OF APRIL      , 1999

RSA ACQUISITION CORP.

By:
----------------------------------------------------
    Title: